Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with Enjoy’s consolidated financial statements and related notes appearing elsewhere in this Form 8-K and our final prospectus filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, on November 10, 2021 (the “Prospectus”). This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those identified in this Form 8-K and those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the Prospectus. Additionally, our actual results may differ materially from those anticipated in these forward-looking statements. Note that terms used but not defined herein shall have the meanings set forth in the Prospectus.

Overview

Enjoy was incorporated in the state of Delaware in May 2014, and is headquartered in Palo Alto, California. Enjoy operates Mobile Stores providing in-home delivery, set up and a full shopping experience for premium companies.

We currently operate in over 80 locations across the United States, Canada and the United Kingdom. The Company has two reportable segments which are determined by geography: North America and Europe. The North America segment consists of operations within the United States and Canada and the Europe segment currently consists of operations within the United Kingdom.

Enjoy started with a simple question, “What if the best of the store could come to you?” Over the last seven years we built and optimized our Mobile Store, a new channel that pairs the convenience of online shopping with the personal touch of an in-store retail experience brought together in the comfort of Consumers’ homes.

Over the past twenty five years, eCommerce has disrupted the retail industry in virtually every category, shifting commerce from physical stores to the home. While eCommerce channels greatly expanded choices and increased convenience with fulfillment to customers’ doorsteps, they have not addressed the importance of an interactive shopping experience that customers desire for premium products, such as technology. Enjoy provides set-up and activation, and also assists customers in purchasing hardware, accessories, and subscription services in the comfort of the home. This Mobile Store shopping experience creates a unique and deep retail experience for Consumers that does not exist with traditional retail channels. We further believe that this represents the next disruption in the consumer shopping experience.

We maintain multi-year contractual relationships with leading telecommunications and technology companies, which are our Customers. Our revenue stems from a variety of service, set-up and delivery fees that are paid to us by our Customers. During a visit from our Mobile Store, the Consumer pays for products and services directly to our Customers via secure mobile point-of-sale devices. On confirmation of the purchase, our Customers then remit our fees directly to us.

Enjoy delivers a broad assortment of telecommunications and technology products and accessories, which are provided by our Customers. Our mobile retail sales team (“Experts”) provide set-up, activation and demonstration of the products we deliver. We assist Consumers in evaluating and selecting a myriad of accessories, media sources, protection, broadband, and other services. We also assist in the trade-in and upgrade of our customers’ products. We strive to deliver our customers’ products with same-day or next-day frequency, matching the speed of traditional eCommerce channels but with an experience.

Consumers initiate their purchase on our Customers’ eCommerce sites, service centers or retail locations. The Consumer selects at-home delivery and a delivery window. Consumer orders flow seamlessly from our Customers’ eCommerce sites to Enjoy via deeply integrated technology platforms. This results in near-zero Consumer acquisition costs for Enjoy.

Our inventory is 100% consigned to us by our Customers and maintained in secure warehouses at our market locations. These warehouse locations also serve as the base of operations for our Mobile Store fleets and as the operating center for the market in which they serve. Our warehouses also provide meeting, training and support services for our Experts. Our warehouses and Mobile Store vehicle fleet are fully leased. We currently operate in over 80 locations which provide access to over 50% of the population in the markets that we serve, representing over 200 million addressable consumers.

Our business is enabled by highly sophisticated, proprietary sets of technology applications, systems and data science tools. To deliver and optimize millions of retail experiences, we built our technology platform from the ground up to support customer integrations, smart logistics and a variety of solutions to empower our Experts in providing the best and most personalized experience for every Consumer.

Our Experts are central to the at-home retail experience we provide for Consumers. Our Experts are 100% Enjoy employees and have the skills and training to be deeply knowledgeable about the products and services that we offer. We believe our Experts bring a world-class and deeply engaging shopping experience to Consumers.

We believe Enjoy is positioned to benefit from several long-term trends that will continue to expand the demand for Commerce-at-Home. These trends include but may not be limited to (1) the growth in online shopping and the need for speed and convenience, (2) a more mobile workforce, which includes increased telecommuting and work-from-home arrangements, all of which have been accelerated by the COVID-19 pandemic, (3) increasingly connected homes enabled by technology and telecommunications and (4) the rapid expansion of subscription-based services delivered through online channels.

Refer to the “Summary of the Prospectus” section of the Prospectus for further details on our business.

Factors Affecting Our Business

Consumer Discretionary Spending

We rely on consumer discretionary spending and may be adversely affected by economic downturns and other macroeconomic conditions or trends. Our business and operating results are subject to global economic conditions and their impact on consumer discretionary spending. Some of the factors that may negatively influence consumer spending include high levels of unemployment, higher consumer debt levels, reductions in net worth, and declines in asset values and related market uncertainty, fluctuating commodity prices and general uncertainty regarding the overall future political and economic environment. Consumer purchases of technology may decline during periods of economic uncertainty, when disposable income is reduced or when there is a reduction in consumer confidence. Such economic uncertainty may slow the rate at which individuals choose to purchase new technology, upgrade existing technology or purchase services, subscriptions or accessories.

Online Consumer Shopping Behaviors and Commerce-at-Home

Our business is affected by online shopping behavior and growth of eCommerce. Our revenue stems primarily from online purchases originating at our Customers’ websites or customer service centers. The global online shopping market is large and growing as a percentage of global retail purchases. Consumers are diversifying their purchases for delivery at home, and the COVID-19 pandemic has accelerated this trend. With consumers wary of buying in-store, they have increased demand for new product categories purchased online and delivered to their homes. Consumers are also increasing their purchases of at home services through online channels. Although there has been an increased demand in eCommerce business in the marketplace, COVID-19 safety protocols materially reduced the percent of our indoor Consumer engagements, which negatively impacted our business.

Changes in Consumer Behavior and Lifestyles

Our business is affected by changes in consumer behavior and lifestyles at home and work and the role that mobile technology plays in enabling these changes. Mobile technology has grown rapidly over the past four decades and reliance on smartphones is predicted to increase as more features become available. Smartphone and mobile technology represent the primary product categories in our revenues. Furthermore, work-from-home and remote-work have been growing steadily. While the COVID-19 pandemic has dramatically increased work-from-home arrangements over the past year, the underlying trends towards a more flexible work environments and telecommuting suggest that these trends will continue. Studies suggest flexible work environments create more productive and happier workforce. Advancements in technology have allowed remote workers to collaborate in increasingly effective ways. These trends are likely to accelerate Commerce-at-Home.

Product Innovation Lifecycles

Our business is affected by upgrade cycles in smartphone and consumer technology. Consumer trends in the length of the average replacement cycle for technology are linked to advancements in performance and features of these devices. Our Customers produce or sell leading brands and are quick to bring innovations to market.

Changes in Products and Services Offered by Our Customers

In addition to our base fee earned from our Customers for delivery and setup of products, our revenues are affected by add-on digital subscription services and device protection plans purchased by Consumers. Digital subscription services such as news, music, movies, gaming apps and entertainment have been growing as consumers have shifted their consumption behaviors from traditional sources of content to online and on-demand formats. Our business is also affected by consumer adoption of device protection plans and other support services provided by our Customers. We believe that the growth in subscription services driven by both consumer adoption rates and new services will continue.

Availability of Inventory from Our Customers

We carry consigned inventory provided by our Customers. This inventory is either manufactured or procured by our Customers and delivered to our warehouses. We cannot guarantee with certainty that we will have adequate inventory at all times to support our business. At times, our business can face disruptions stemming from inventory shortages driven by new product releases with high consumer demand, supply constraints, political, environmental or other factors.

Seasonal Sales Trends

We have experienced and expect to continue to experience seasonal fluctuations in sales due to the spending patterns of Consumers. Our revenue has generally been lowest in the first and second calendar quarters due to lower consumer demand following the fourth quarter holiday season and because of the decline in sales that typically occurs in anticipation of the introduction of new or enhanced smartphone and consumer technology, which usually take place in the third calendar quarter and which tend to drive sales in that quarter and the following quarter. Further, our revenue tends to be higher in the third and fourth calendar quarter due to seasonal sales such as “Black Friday” and “Cyber Monday,” as Consumers tend to make higher purchases during the holiday season. Our revenue for the second calendar quarter is generally the lowest of the year followed by the first calendar quarter. We expect these seasonality trends to continue.

Recent Developments

Marquee Raine Acquisition Corp. Merger - On October 15, 2021 (the “Closing Date”), the Company and Marquee Raine Acquisition Corp. (“MRAC”) consummated the merger transaction contemplated by the Merger Agreement (the “Merger”), following approval at an extraordinary general meeting of the shareholders of MRAC held on October 13, 2021.

Immediately prior to the effective time of the Merger, (1) each share of Enjoy’s (a) Series A preferred stock, par value $0.00001 per share, (b) Series B preferred stock, par value $0.00001 per share, and (c) Series C preferred stock, par value $0.00001 per share (collectively, the “Enjoy Preferred Stock”), converted into one share of common stock, par value $0.00001 per share, of Enjoy, and, together with Enjoy Preferred Stock, (the “Enjoy Capital Stock”) and (2) all of the outstanding warrants to purchase shares of Enjoy Capital Stock were exercised in full, with the exception of the warrant to purchase 336,304 shares of Enjoy Preferred Stock held by TriplePoint Venture Growth BDC Corporation, and converted into the warrant to purchase 115,875 shares of New Enjoy Common Stock at an exercise price of $6.90 per share.

In connection with the execution of the Merger Agreement, MRAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors agreed to purchase, in the aggregate, approximately 8 million shares of New Enjoy common stock at $10.00 per share for an aggregate commitment amount of approximately $80 million (the “PIPE Shares”). Pursuant to the Subscription Agreements, New Enjoy agreed to provide the PIPE Investors with certain registration rights with respect to the PIPE Shares. The PIPE investment was consummated substantially concurrently with the closing of the Merger (the “Closing”).

On the Closing Date, certain investors (the “Backstop Investors”) purchased, in the aggregate, 5,590,906 shares of New Enjoy Common Stock (the “Backstop Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of approximately $55,009,060, pursuant to the backstop agreements, dated September 13, 2021 (the “Backstop Agreements”). Pursuant to the Backstop Agreements, New Enjoy agreed to provide certain registration rights to the Backstop Investors with respect to the Backstop Shares.

The merger transaction with MRAC represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MRAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger transaction, Enjoy stockholders will have a majority of the voting power of New Enjoy, Enjoy will comprise all of the ongoing operations of New Enjoy, Enjoy will control a majority of the governing body of New Enjoy, and Enjoy’s senior management will comprise all of the senior management of New Enjoy. Accordingly, for accounting purposes, the merger transaction will be treated as the equivalent of Enjoy issuing shares for the net assets of MRAC, accompanied by a recapitalization. The net assets of Enjoy will be stated at historical cost. No goodwill or other intangible assets will be recorded. Operations after the merger transaction will be those of Enjoy.

LCH Transaction – In April 2021, to induce one of its stockholders, LCH Enjoir L.P. (“LCH”), to surrender to Enjoy certain of its rights in connection with the Merger, Enjoy entered into the Stockholder Contribution Agreement with Ron Johnson and the Stock Issuance Agreement with LCH. Pursuant to the Stockholder Contribution Agreement, immediately prior to the Closing, Mr. Johnson contributed a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing $20.0 million by the product obtained by multiplying $10.00 by the exchange ratio calculated in accordance with the Merger Agreement used to determine that number of shares each share of the Company’s Common Stock will be exchanged for at the closing of the Merger (“Contributed Shares”). In October 2021, as detailed in the Stock Issuance Agreement, Enjoy issued a number of shares equal to the Contributed Shares to LCH.

COVID-19—A new strain of coronavirus that causes the disease known as COVID-19 was identified in late 2019 and spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Our business was materially impacted by COVID-19 in several ways. Typically, Consumer interactions occur within their home. Social distancing protocols changed the way we interact with Consumers and our in-home visits fell to zero in the early stages of the pandemic. Depending on the geography during certain periods we had no in-home visits and these visits remained significantly below pre-COVID levels throughout 2020 and the first nine months of 2021. In addition, the Company furloughed employees in the U.K. beginning in April 2020 through August 2020 and again starting January 2021 through August 2021. These factors negatively impacted both Daily Mobile Store counts and Daily Revenue Per Mobile Store, as defined below. To protect our employees and Consumers, we implemented a variety of protocols to provide masks, cleaning supplies and other protocols that remain in place. The Company cannot at this time predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on our financial condition and operations. The full impact of the COVID-19 pandemic on management estimates and the financial performance of the Company may depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions and the roll-out and effectiveness of the COVID-19 vaccine. In addition, the Company could see some limitations on employee resources that would otherwise be focused on operations, including but not limited to sickness of employees or their families, desire for employees to avoid contact with groups of people, and increased reliance on working from home.

2021 Convertible Loan—In April 2021, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of our Common Stock immediately prior to the Closing at a price per share equal to 80% of the value assigned to each share of Private Enjoy Common Stock. The 2021 Convertible Loan incurs interest at 8% per annum and matures in April 2022. As of September 30, 2021, the Company borrowed $75.0 million under the 2021 Convertible Loan agreement. The 2021 Convertible Loan was converted to common stock upon Closing.

Restricted Stock Unit Grants—In June 2021, the Company granted restricted stock units (“June 2021 RSUs”) underlying approximately 2 million shares of the Company’s Common Stock under the 2014 Equity Incentive Plan. The June 2021 RSUs vest upon satisfaction of both service and performance-based vesting requirements. The service-based vesting requirements are satisfied as to 25% of the June 2021 RSUs on the first anniversary of the vesting commencement date, and the remaining 75% vesting in substantially equal quarterly installments for three years thereafter, subject to continued service through each vesting date. The performance-based vesting conditions were satisfied upon Closing.

In July 2021, the Company granted restricted stock units (“July 2021 RSUs”) underlying approximately 900,000 shares of the Company’s Common Stock under the 2014 Equity Incentive Plan. The July 2021 RSUs vest upon the satisfaction of service-based vesting conditions with 25% vesting on the first anniversary of the vesting commencement date, and the remaining 75% vesting in substantially equal quarterly installments for three years thereafter, subject to continued service through each vesting date.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Daily Mobile Stores – Daily Mobile Stores represent the number of Mobile Stores we operate on a given day. This is calculated by dividing the total number of visit-serving Expert shifts in a given reporting period by the number of calendar days in that period. A visit-serving Expert shift is defined as an Expert that is scheduled to serve Consumers on a given day. We believe this is the primary measure of scale and growth of our retail footprint.

Daily Revenue Per Mobile Store – Daily Revenue Per Mobile Store is defined as the average daily revenue generated per Daily Mobile Store. This metric is calculated by dividing the revenue generated in a given reporting period by the product of Daily Mobile Stores and the number of days in that given reporting period. We believe growth in Daily Revenue Per Mobile Store is a key driver for increasing the Company’s profitability.

Mobile Store Profit (Loss) and Mobile Store Margin – Mobile Store Profit (Loss) is a measure prepared in accordance with GAAP and is defined as revenue less cost of revenue. Mobile Store Margin is Mobile Store Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures Mobile Store profitability and provides comparability across reporting periods.

Segment Income (Loss) – Segment Income (Loss) is defined as revenue less cost of revenue, operational expenses directly related to each segment and excludes certain corporate expenses. We view this metric as an important measure of business performance as it captures Mobile Store and segment profitability and provides comparability across reporting periods.

Adjusted EBITDA – Adjusted EBITDA is defined as net loss adjusted for interest, taxes, depreciation and amortization, stock-based compensation expense and certain expenses not considered a core part of our operations. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Measures” section below for further discussion.

The following tables present our key performance metrics for the periods presented (in thousands except Daily Mobile Stores amounts):

	Three Months Ended September 30, 2021
	North America	Europe	Consolidated
Daily Mobile Stores	466	126	592
Daily Revenue Per Mobile Store	$379	$203	$342
Mobile Store Loss	$(5,752)	$(2,683)	$(8,435)
Mobile Store Margin	(35.4)%	(114.0)%	(45.4)%
Segment Loss	$(26,939)	$(8,088)
Adjusted EBITDA			$(43,152)

	Nine Months Ended September 30, 2021
	North America	Europe	Consolidated
Daily Mobile Stores	444	143	587
Daily Revenue Per Mobile Store	$403	$254	$367
Mobile Store Loss	$(11,400)	$(6,851)	$(18,251)
Mobile Store Margin	(23.3)%	(69.3)%	(31.0)%
Segment Loss	$(66,853)	$(21,402)
Adjusted EBITDA			$(112,310)

	Three Months Ended September 30, 2020
	North America	Europe	Consolidated
Daily Mobile Stores	316	142	458
Daily Revenue Per Mobile Store	$434	$288	$389
Mobile Store Loss	$(385)	$(954)	$(1,339)
Mobile Store Margin	(3.1)%	(25.3)%	(8.2)%
Segment Loss	$(15,772)	$(5,397)
Adjusted EBITDA			$(26,842)

	Nine Months Ended September 30, 2020
	North America	Europe	Consolidated
Daily Mobile Stores	294	112	406
Daily Revenue Per Mobile Store	$406	$308	$379
Mobile Store Loss	$(3,051)	$(2,613)	$(5,664)
Margin	(9.3)%	(27.6)%	(13.4)%
Segment Loss	$(45,869)	$(12,856)
Adjusted EBITDA			$(74,401)

Results of Operations

Components of Results of Operations

Revenue

Revenue consists of service fees paid to us by our Customers for bringing their products and services to Consumers. These fees are comprised of fixed service fees per visit and variable fees based on the sale of accessories, solutions and subscription services. The composition of these fees and the rate of services paid vary by Customer per the terms of our contracts with them. Our fees are reduced by chargebacks and consigned inventory that is lost, damaged or stolen. Chargebacks are based upon Consumer cancellation of services and subscriptions within a pre-specified timeframe.

Cost of revenue

Cost of revenue primarily consists of salaries, benefits and other expenses related to the Company’s Experts, fleet vehicle costs, and other expenses directly related to the performance of each Expert field visit. These expenses will increase in proportion to the growth of our Mobile Stores. We expect these expenses to decrease as a percentage of revenue for the next several years.

Operations and technology

Operations and technology expenses primarily consist of technology, facility and overhead costs directly related to the operation of our Mobile Stores. This includes lease and operating expenses for our warehouses, inventory management and storage, facility supplies, Experts recruiting fees, Experts on-boarding training costs, and depreciation expense. We also include costs for employees who directly or indirectly support our Experts, including supervisory and operations management, inventory management, fulfillment and research and development costs. We expect operations and technology expenses to increase in future periods to support our growth, including bringing on additional warehouse facilities and continuing to invest in technology improvements to support the selling experience for Consumers, selling tools for our sales professionals and to drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments. We expect these expenses to decrease as a percentage of revenue over the next several years.

General and administrative

General and administrative expenses primarily consist of personnel-related expenses for our general corporate functions. This includes our leadership team, employees involved in finance, human resources, legal and workplace services, enterprise and financial information technology systems and marketing. We expect to increase general and administrative expenses as we grow our infrastructure to support operating as a public company and the overall growth in our business. While these expenses may vary from period to period as a percentage of revenue, we expect them to decrease as a percentage of revenue over the next several years.

Loss on convertible loans

Loss on convertible loans consists of the change in the fair value of our convertible loans. We will continue to record either income or expense as this value changes in each reporting period.

Interest income

Interest income consists of interest earned on our cash, cash equivalents and available for sale investments.

Interest expense

Interest expense includes mainly the interest incurred on our outstanding indebtedness, as well as amortization of deferred financing costs, mainly debt origination and commitment fees.

Other income (expense)

Other income (expense) during the periods presented consisted primarily of fair value gains and losses related to the issued stock warrants as well as gains and losses from foreign currency transactions.

Income tax provision

Our provision for income taxes consists primarily of state minimum taxes in the United States. We have a full valuation allowance for our net deferred tax assets primarily consisting of net operating loss carryforwards, accruals, and reserves. We expect to maintain this full valuation allowance for the foreseeable future.

Comparison of Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2021 and 2020

The following table is a reference for the discussion that follows:

	Three Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Revenue	$18,588	$16,393	$2,195	13.4%
Operating expenses:
Cost of revenue*	27,023	17,732	9,291	52.4%
Operations and technology*	24,179	18,549	5,630	30.4%
General and administrative*	13,480	8,359	5,121	61.3%

Total operating expenses	64,682	44,640	20,042	44.9%

Loss from operations	(46,094)	(28,247)	(17,847)	63.2%
Loss on convertible loans	(7,015)	—	(7,015)	N/M
Interest expense	(1,441)	(336)	(1,105)	N/M
Interest income	1	36	(35)	97.2%
Other income (expense), net	82	(164)	246	N/M

Loss before provision for income taxes	(54,467)	(28,711)	(25,756)	89.7%
Provision for income taxes	(95)	8	(103)	N/M

Net loss	$(54,372)	$(28,719)	$(25,653)	89.3%

	Nine Months Ended September 30,		Change
(dollars in thousands)	2021	2020	$	%
Revenue	$58,798	$42,218	$16,580	39.3%
Operating expenses:
Cost of revenue*	77,049	47,882	29,167	60.9%
Operations and technology*	64,934	47,173	17,761	37.7%
General and administrative*	36,378	25,174	11,204	44.5%

Total operating expenses	178,361	120,229	58,132	48.5%

Loss from operations	(119,563)	(78,011)	(41,552)	53.3%
Loss on convertible loans	(26,242)	—	(26,242)	N/M
Interest expense	(4,258)	(979)	(3,279)	334.9%
Interest income	5	275	(270)	(98.2)%
Other income (expense), net	378	(738)	1,116	N/M

Loss before provision for income taxes	(149,680)	(79,453)	(70,227)	88.4%
Provision for income taxes	117	22	95	431.8%

Net loss	$(149,797)	$(79,475)	$(70,322)	88.5%

*

The Company reclassified certain costs within each of its operating expense line items in the consolidated statements of operations. Prior period amounts have been reclassified to conform to this presentation. These changes have no impact on the Company’s previously reported consolidated net loss or cash flows for the periods presented.

N/M—Not meaningful

Revenue

Revenue for the three months ended September 30, 2021 compared to the respective prior period increased by $2.2 million, or 13.4%, primarily due to an increase in our Daily Mobile Store count of 458 to 592, an increase of 134. Daily Mobile Store count increased to meet demand in existing markets, and expansions to new markets.

North America revenue for the three months ended September 30, 2021 compared to the respective prior period increased $3.6 million, or 28.6%, primarily due to an increase in our Daily Mobile Store count of 150 stores from 316 to 466, partially offset by a decrease in our Daily Revenue Per Mobile Store of $55 from $434 to $379. The decrease in Daily Revenue Per Mobile Store was partially due to differences in the fee structure with a North American Customer, which was not in place in the current year period and product availability delays due to supply chain issues.

Europe revenue for the three months ended September 30, 2021 compared to the respective prior period decreased $1.4 million, or 37.6%, primarily due to a decrease in our Daily Revenue Per Mobile Store of $85 from $288 to $203 as a result of product availability delays due to supply chain issues.

Revenue for the nine months ended September 30, 2021 compared to respective prior period increased by $16.6 million, or 39.3%, primarily due to growth in demand in existing markets, expansions to new markets, and the addition of a new Customer in the United States. As a result, we increased our Daily Mobile Store count by 181, from 406 to 587.

North America revenue for the nine months ended September 30, 2021 compared to the respective prior period increased $16.2 million, or 49.4%, primarily due to an increase in our Daily Mobile Store count of 150 stores, from 294 to 444, partially offset by a slight decrease in our Daily Revenue Per Mobile Store of $3 from $406 to $403. The slight decrease in Daily Revenue Per Mobile Store was partially due to differences in the fee structure with a North American Customer, which was not in place in the current year period and product supply chain issue in the third fiscal quarter.

Europe revenue for the nine months ended September 30, 2021 compared to the respective prior period increased $0.4 million, or 4.2%, primarily due to an increase in our Daily Mobile Store count by 31 stores to 143 from 112, partially offset by a decrease in our Daily Revenue Per Mobile Store of $54, from $308 to $254. This decrease was primarily due to differences in the fee structure with a European Customer and product supply chain issues in the third fiscal quarter.

Cost of revenue

Cost of revenue for the three months ended September 30, 2021 compared to respective prior period increased $9.3 million, or 52.4%, primarily due to an increase in our Daily Mobile Store count of 134 stores from 458 to 592. Increased Daily Mobile Stores were driven by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses required to operate our Mobile Stores. Cost of revenue, as a percentage of revenue, increased to 145.4% for the three months ended September 30, 2021, compared to 108.2% for the respective prior period.

North America cost of revenue for the three months ended September 30, 2021 compared to respective prior period increased $9.0 million, or 69.0%, primarily due to an increase in our Daily Mobile Store count of 150 stores from 316 to 466. Increased Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 135.4% for the three months ended September 30, 2021, compared to 103.1% for the respective prior period.

Europe cost of revenue for the three months ended September 30, 2021 compared to respective prior period increased $0.3 million, or 6.6%, primarily due to an increase in our Daily Mobile Store count by 31 stores to 143 from 112. Increased Daily Mobile Stores were driven by an expansion of our market coverage within the United Kingdom. Increased Daily Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 214.0% for the three months ended September 30, 2021, compared to 125.3% for the respective prior period.

Cost of revenue increased for the nine months ended September 30, 2021 compared to respective prior period $29.2 million or 60.9%, primarily due to an increase in our Daily Mobile Store count from 406 to 587. Increased Daily Mobile Stores were driven by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses required to operate our Mobile Stores. Cost of revenue, as a percentage of revenue, increased to 131.0% for the nine months ended September 30, 2021, compared to 113.4% for the respective prior period.

North America cost of revenue for the nine months ended September 30, 2021 compared to respective prior period increased $24.5 million, or 68.5%, primarily due to an increase in our Daily Mobile Store count by 150 stores from 294 to 444. We expanded our geographic market coverage within the United States and Canada and initiated services for a new Customer in the United States. Increased Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Daily Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 123.3% for the nine months ended September 30, 2021, compared to 109.3% for the respective prior period.

Europe cost of revenue for the nine months ended September 30, 2021 compared to respective prior period increased $4.6 million, or 38.4%, primarily due to an increase in our Daily Mobile Store count by 31 from 112 to 143. Increased Daily Mobile Stores were driven by an expansion of our market coverage within the United Kingdom. Increased Daily Mobile Stores were supported by a higher number of Experts, resulting in higher total salary and benefit costs. A greater number of Mobile Stores also increased expenses associated with vehicle leases, fuel, vehicle insurance and other direct expenses. Cost of revenue, as a percentage of revenue, increased to 169.3% for the nine months ended September 30, 2021, compared to 127.6% for the respective prior period.

Operations and technology

Operations and technology expenses for the three months ended September 30, 2021 compared to respective prior period increased $5.6 million, or 30.4%, primarily due to investments in our warehouse network to support our market expansions and our increased Mobile Store count. Total number of our warehouses increased by 4, from 82 to 86. The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory, training and development activities and facility investments. Expenses associated with developing the technologies that support our Mobile Store operations also increased as we expanded functions and features that support our global operations. Operations and technology expense as a percentage of revenue from the three months ended September 30,2021 increased to 130.1% compared to 113.2% for the respective prior period.

North America operations and technology expenses for the three months ended September 30, 2021 compared to respective prior period increased $5.0 million, or 43.8%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. The total number of our warehouses increased by 4, from 59 to 63, and we moved into larger warehouses in existing locations to accommodate growth. The increase in the number and size of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory staff, training and development activities and facility investments, partially offset by productivity improvements in fulfillment operations. Operations and technology expense in North America as a percentage of revenue for the three months ended September 30,2021 increased to 101.4% compared to 90.7% for the respective prior period.

Europe operations and technology expenses for the three months ended September 30, 2021 compared to respective prior period increased $0.3 million, or 8.0%, primarily due to increased headcount to support our market expansions. Operations and technology expense in Europe as a percentage of revenue for the three months ended September 30, 2021 increased to 178.3% in 2021, compared to 103.0% for the respective prior period.

Corporate operations and technology expenses for the three months ended September 30, 2021 compared to respective prior period increased $0.3 million, or 8.7%, primarily due to investments in the technology and data infrastructure that support our Mobile Stores.

Operations and technology expenses for the nine months ended September 30, 2021 compared to respective prior period increased $17.8 million, or 37.7%, primarily due to investments in our warehouse network to support our market expansions and our increased Mobile Store count. The total number of our warehouses increased by 4, from 82 to 86. The increase in the number of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory, training and development activities and facility investments. Expenses associated with developing the technologies that support our Mobile Store operations also increased as we expanded functions and features that support our global operations. These increases were partially offset by productivity improvements in fulfillment operations. Operations and technology expense as a percentage of revenue for the nine months ended September 30, 2021 decreased to 110.4% compared to 111.7% for the respective prior period.

North America operations and technology expenses for the nine months ended September 30, 2021 compared to respective prior period increased $12.1 million, or 39.4%, primarily due to investments to expand our warehouse network to support our market expansions and our increased Mobile Store count. The total number of our warehouses increased by 4, from 59 to 63, and we moved into larger warehouses in existing locations to accommodate growth. The increase in the number and size of warehouses we operated increased our warehouse lease expenses, salaries and benefits associated with market-level Expert supervisory staff, training and development activities and facility investments, partially offset by productivity improvements in fulfillment operations. Operations and technology expense in North America as a percentage of revenue for the nine months ended September 30, 2021 decreased to 87.3% compared to 93.6% for the respective prior period.

Europe operations and technology expenses for the nine months ended September 30, 2021 compared to respective prior period increased $4.8 million, or 63.9%, primarily due to investments to increased headcount to support our market expansions and our increased Mobile Store count. Operations and technology expense in Europe as a percentage of revenue for the nine months ended September 30, 2021 increased to 124.1% compared to 79.0% for the respective prior period.

Corporate operations and technology expenses for the nine months ended September 30, 2021 compared to respective prior period increased $0.9 million, or 10.0%, primarily due to investments in the technology and data infrastructure that support our Mobile Stores.

General and administrative

General and administrative expenses for the three months ended September 30, 2021 compared to respective prior period increased $5.1 million, or 61.3%, primarily due increased payroll and other related expenses of $1.7 million related to scaling the business and supporting market expansion, increased professional fees of $1.1 million associated with public company readiness and Form S-4 preparation, increased stock compensation expense of $0.8 million related to increased headcount, and increases of $0.7 million and $0.6 million of consulting and outside services and computer supplies, respectively, related to scaling the business and market expansion. General and administrative expense as a percentage of revenue for the three months ended September 30, 2021 increased to 72.5% compared to 51.0% for the respective prior period.

North America general and administrative expenses for the three months ended September 30, 2021 compared to respective prior period increased $0.8 million, or 20.1%, primarily due to an increase in operating staff to support scaling the business and market expansion. General and administrative expense as a percentage of revenue for the three months ended September 30, 2021 decreased to 29.1% compared to 31.2% for the respective prior period.

Europe general and administrative expenses for the three months ended September 30, 2021 compared to respective prior period increased $0.7 million, or 116%, increase in operating staff to support scaling the business and market expansion. General and administrative expense as a percentage of revenue for the three months ended September 30, 2021 increased to 51.5% compared to 14.9% for the respective prior period.

Corporate general and administrative expenses for the three months ended September 30, 2021 compared to respective prior period increased $3.7 million, or 96.0%, primarily due to increased professional fees associated with financing activities.

General and administrative expenses for the nine months ended September 30, 2021 compared to respective prior period increased $11.2 million, or 44.5%, primarily due to increased professional fees of $4.6 million associated with public company readiness and Form S-4 preparation, increased payroll and other related expenses of $3.8 million related to scaling the business and supporting market expansion, increased stock compensation expense of $1.7 million related to increased headcount, partially offset by decreases to other expenses. General and administrative expense as a percentage of revenue for the nine months ended September 30, 2021 increased to 61.9% compared to 59.6% for the respective prior period.

North America general and administrative expenses for the nine months ended September 30, 2021 compared to respective prior period increased $0.6 million, or 4.7%, primarily due to an increase in leadership and operating staff to support our market expansion and recruiting costs. General and administrative expense as a percentage of revenue for the nine months ended September 30, 2021 decreased to 26.0% compared to 37.2% for the respective prior period.

Europe general and administrative expenses for the nine months ended September 30, 2021 compared to respective prior period decreased $0.5 million, or 17.3%, due to various insignificant expense decreases. General and administrative expense as a percentage of revenue for the nine months ended September 30, 2021 decreased to 23.0% compared to 29.0% for the respective prior period.

Corporate general and administrative expenses for the nine months ended September 30, 2021 compared to respective prior period increased $11.1 million, or 108.4%, primarily due to increased professional fees associated with financing activities.

Loss on convertible loans

Loss on convertible loans was $7.0 million and $26.2 million for the three and nine months ended September 30, 2021, respectively, due to the mark-to-market adjustment based on the fair value of the long-term convertible loans, which were entered into during the fourth quarter of 2020 and during the nine months ended September 30, 2021.

Interest expense

Interest expense increased $1.1 and $3.3 million for the three and nine months ended September 30, 2021, respectively, compared to their respective periods primarily due to the November 2020 issuance of the Blue Torch Loan of $37.0 million.

Interest income

Interest income decreased $35 thousand and $0.3 million for the three and nine months ended September 30, 2021, respectively, compared to their respective periods primarily due to less interest on investments as they matured and were not replaced.

Other income (expense)

Other income (expense) increased $0.3 million and $1.1 million for the three and nine months ended September 30, 2021, respectively, compared to their respective periods primarily due to the change in fair value of the stock warrants and changes in foreign currency.

Provision for income taxes

The provision for income taxes decreased $0.1 million for the three months ended September 30, 2021 and increased $0.1 million for the nine months ended September 30, 2021.

Non-GAAP Measures

In addition to net loss, which is a measure presented in accordance with GAAP, management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess our performance. Adjusted EBITDA is a supplemental measure of Enjoy’s performance that is neither required by nor presented in accordance with GAAP. This measure is limited in its usefulness and should not be considered a substitute for GAAP metrics such as loss from operations, net loss, or any other performance measures derived in accordance with GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents net loss adjusted for interest, taxes, depreciation and amortization, stock-based compensation expense and certain expenses and income not considered a core part of our operations.

We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings (loss) before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	Is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	Is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	Is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2021 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Net loss	$(54,372)	$(28,719)	$(149,797)	$(79,475)
Add back:
Interest expense	1,441	336	4,258	979
Other (income) expense	(82)	164	(378)	738
Provision for income taxes	(95)	8	117	22
Depreciation and amortization	1,056	939	2,945	2,270
Stock-based compensation	1,650	466	3,560	1,340
Loss on convertible loans	7,015	—	26,242	—
Transaction-related costs (1)	236	—	748	—
Deduct:
Interest income	(1)	(36)	(5)	(275)

Adjusted EBITDA	$(43,152)	$(26,842)	$(112,310)	$(74,401)

(1)	Consists of accounting and consulting fees related to public company readiness that did not qualify for capitalization under GAAP.

Liquidity and Capital Resources

To date, the Company has financed its operations through the issuance and sale of redeemable convertible preferred stock and through issuance of debt. The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company will need to obtain debt or equity financing, to provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

The following table presents the Company’s cash and cash equivalents, restricted cash, and accounts receivable, net, for the periods presented:

(in thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$28,709	$58,452
Restricted cash	5,494	5,494
Accounts receivable, net	2,552	4,544

Cash Flows

The following table presents cash provided by (used in) operating, investing, and financing activities during the periods presented:

	Nine Months Ended September 30,
(in thousands)	2021	2020
Net cash used in operating activities	$(114,051)	$(64,172)
Net cash (used in) provided by investing activities	(2,330)	16,654
Net cash provided by financing activities	87,023	7,030
Effect of exchange rate on cash, cash equivalents and restricted cash	(385)	22

Net decrease in cash, cash equivalents and restricted cash	$(29,743)	$(40,466)

During the nine months ended September 30, 2021, operating activities used $113.2 million of cash, resulting from our net loss of $149.8 million, offset by net cash provided by changes in our operating assets and liabilities of $3.3 million and net non-cash charges of $33.4 million. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2021, consisted primarily of a $2.0 million decrease in accounts receivable, net an increase in accrued expenses and other current liabilities of $0.9 million, an increase in accounts payable of $0.7 million, offset by a $0.5 million increase in other assets. The decrease in accounts receivable is primarily due to timing of collection of invoices during the third quarter of 2021. The increase in accrued expenses and other current liabilities and accounts payable is due to salaries and wages as a result of increased headcount and timing of vendor payments. The increase in other assets is primarily associated with deposit payments for leased warehouse facilities and insurance. Non-cash charges consisted primarily of $26.2 million in fair market revaluation of our convertible loans, $2.9 million in depreciation and amortization expense, and $3.6 million in stock-based compensation.

During the nine months ended September 30, 2020, operating activities used $64.2 million of cash, resulting from our net loss of $79.5 million, partially offset by net cash provided by changes in our operating assets and liabilities of $10.9 million, and net non-cash charges of $4.4 million. Net cash provided by changes in our operating assets and liabilities for the nine months ended September 30, 2020, consisted primarily of a $8.4 million decrease in accounts receivable due to increased collections and a $3.2 million increase in accrued expenses and other current assets due to salaries and wages as a result of increased headcount and timing of vendor payments, along with other immaterial changes in operating assets and liabilities. Non-cash charges consisted primarily of $2.3 million in depreciation and amortization, $1.3 million in stock-based compensation, and $0.4 million in fair market revaluation of our warrant.

Investing Activities

During the nine months ended September 30, 2021, investing activities used $2.3 million of cash, resulting from the purchases of property and equipment.

During the nine months ended September 30, 2020, investing activities provided $16.7 million of cash, resulting from maturities of short-term investments of $25.7 million, partially offset by purchases of property and equipment of $5.8 million and purchases of short-term investments of $3.2 million.

Financing Activities

During the nine months ended September 30, 2021, financing activities provided $87.0 million of cash, resulting from proceeds from issuance of redeemable convertible preferred stock of $15.0 million, proceeds from issuance of debt obligations of $75.2 million, proceeds from exercise of stock options of $1.8 million, partially offset by payment of deferred transaction costs related to merger of $5.0 million.

During the nine months ended September 30, 2020, financing activities provided $7.0 million of cash, resulting from proceeds from exercise of stock options of $0.2 million, proceeds from the PPP loan of $10.0 million, partially offset by payments on the TPC loan of $3.2 million.

Financing Arrangements

Through November 12, 2021, the Company completed the following transactions, each of which has provided liquidity and cash resources.

Long Term Debt

Blue Torch Loan

In November 2020, the Company, as borrower, and the Company’s subsidiaries, as guarantors, entered into a first lien term loan agreement with Blue Torch Finance, LLC, as administrative agent and collateral agent, and certain affiliates of Blue Torch Capital LP, as lenders, to borrow a first lien term loan in an aggregate principal amount of $37.0 million (the “Blue Torch Loan”), net of $1.2 million in lender fees, collateralized by substantially all of the property and assets (tangible and intangible) of the Company and its subsidiaries and maturing in November 2023. The Blue Torch Loan incurs interest at one of two rates, (the “Reference Rate” or the “LIBOR Rate”), determined at the option of the Company, plus an applicable margin. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. The Blue Torch Loan had an effective interest rate of 14.9% for the nine months ended September 30, 2021.

The Blue Torch Loan may be prepaid in an amount equal to the outstanding principal and accrued interest plus an applicable premium of (i) if prepaid during the first year after the effective date, a make-whole amount equal to (x) the amount of interest that would otherwise have been payable to the lenders from the payoff date until the twelve month anniversary of the effective date, calculated using the Reference Rate or LIBOR Rate in effect on the payoff date, less (y) the amount of interest the lenders would have received from the payoff date until the twelve month anniversary of the effective date if the lenders had reinvested the prepaid principal amount at the U.S. treasury rate in effect on the payoff date, plus (z) 3.0% of the outstanding principal, (ii) if prepaid during the second year after the effective date, 2.0% of the outstanding principal, (iii) if prepaid during the third year after the effective date, 1.0% of the outstanding principal, and (iv) thereafter, 0%. In connection with Closing, the Company repaid the Blue Torch Loan in full.

TriplePoint Venture Growth BDC Corporation Loan

In September 2018, the Company entered into a loan and security agreement with TriplePoint Venture Growth BDC Corporation (“TriplePoint”), to provide a term loan of $10.0 million (the “TriplePoint Loan”), subject to certain nonfinancial covenants. The TriplePoint Loan bears interest at a rate of prime plus 5.25%. The principal and interest balances of the loan were repaid in November 2020, using in part, proceeds from the Blue Torch Financing.

The TriplePoint Loan had an effective interest rate of 13.9% for the year ended December 31, 2020. Interest expense for the nine months ended September 30, 2020, was $0.9 million.

Paycheck Protection Program Loan

In April 2020, the Company was granted a loan under the Paycheck Protection Program offered by the Small Business Administration under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), section 7(a)(36) of the Small Business Act (“PPP Loan”) for $10.0 million. The loan was provided by Newtek Small Business Finance, LLC and is evidenced by a promissory note and bears interest at 1% with no payments for the first six months and principal and interest payments thereafter. The loan is scheduled to mature in July 2023 and is subject to partial or full forgiveness if the Company uses all proceeds for eligible purposes, maintains certain employment levels, and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance.

The Company used all proceeds from the PPP Loan to maintain payroll and make payments for lease obligations and utilities. As of September 30, 2021, management accounted for the loan as a debt with accrued interest. Interest expense was $75 thousand and $46 thousand, respectively, for the nine months ended September 30, 2021 and 2020. In connection with the Closing, the PPP Loan was repaid in full.

Convertible Loans

In October 2020, the Company entered into a convertible unsecured subordinated loan agreement to borrow up to $50.0 million (the “Convertible Loan”) from certain existing investors and executives (the “Lenders”). This agreement was amended in December 2020 to increase the borrowing limit to $70 million, of which $43.7 million is outstanding as of September 30, 2021. The Convertible Loan has several conversion options, including automatic conversion upon a qualified financing of at least $75.0 million, an optional conversion upon a non-qualified financing, initial public offering (“IPO”) and an optional conversion upon maturity. The Convertible Loan also carries a mandatory repayment feature upon a change in control. The Convertible Loan accrues interest at 14% and matures in May 2024. The Company has elected to measure the Convertible Loan under the fair value option. Under the fair value option, the convertible loans will be measured at fair value in each reporting period until they are settled, with changes in the fair values being recognized in the Company’s consolidated statements of operations as income or expense. Debt issuance costs incurred in connection with the notes were expensed as incurred. As the convertible notes are carried at fair value in their entirety, further consideration of the embedded features in the convertible loan is not required.

In February 2021, the Company and its Lenders agreed to an amendment to the Convertible Loan to specify the treatment of the Convertible Loan should the Company merge with a Special Purpose Acquisition Company (“SPAC”), and subsequently become a publicly traded entity (“SPAC Merger”). In order to simplify the potential mechanics of a SPAC Merger in the future, among other reasons, the holders of the Convertible Loan agreed to specify that immediately prior to the closing of a SPAC Merger, the Convertible Loan would be automatically converted into the Company’s Common Stock at a conversion price equal to 90% of the value of the Company’s stock at such time. The modification of the Convertible Loan was treated as a debt extinguishment. As the substance of the transaction is a capital contribution from related parties, the resulting gain of $36.8 million was recorded to additional paid-in capital during the nine months ended September 30, 2021. The Convertible Loan was converted to Common Stock upon Closing.

In April 2021, the Company entered into an additional convertible unsecured subordinated loan agreement to borrow up to $75.0 million (the “2021 Convertible Loan”) from new investors, certain existing investors and executives. The 2021 Convertible Loan is senior in right of payment to the Convertible Loan, but expressly subordinated in right of payment to the Blue Torch Loan. The 2021 Convertible Loan has several conversion options, including an optional conversion upon maturity and automatic conversion upon a merger with a special purpose acquisition company (“SPAC”) (“SPAC Transaction”). If a SPAC Transaction occurs on or prior to the maturity date and prior to payment in full of the principal amount, then the outstanding principal amount of the 2021 Convertible Loan and all accrued and unpaid interest will automatically convert into fully paid and nonassessable shares of Enjoy’s Common Stock immediately prior to the closing of the SPAC Transaction at a price per share equal to 80% of the value assigned to each share of Enjoy’s Common Stock. The 2021 Convertible Loan incurs interest at 8% per annum and matures in April 2022. The Company borrowed a total of $75.0 million under the 2021 Convertible Loan agreement as of September 30, 2021. The 2021 Convertible Loan was converted to Common Stock upon Closing.

As of September 30, 2021, the fair value of the convertible loans was $151.0 million.

Equity

Redeemable Convertible Preferred Stock

In March 2021, the Company authorized and issued 3,953,194 shares of Enjoy Series C redeemable convertible preferred stock, for gross proceeds of $15.0 million. 153,473,639 shares of redeemable convertible preferred stock were outstanding as of September 30, 2021. The Redeemable Convertible Preferred Stock was converted to Common Stock upon Closing.

Blue Torch Loan Warrants

The Company issued warrants to Blue Torch and its affiliates to purchase up to 474,388 shares of the Company’s Common Stock, at an exercise price of $0.01 per share and a term of 10 years. The warrants became exercisable on the date of grant. These warrants are classified as equity and are expected to be exercised at the Closing. As of the issuance date, the warrants are recorded at their estimated fair value of $1.4 million as debt discount with an offset to additional paid-in capital. In connection with Closing, the Blue Torch Loan Warrants were exercised in full.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation and foreign currency, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of September 30, 2021, we have interest bearing debt with a principal amount of $165.7 million.

Our Blue Torch Loan as of September 30, 2021 is a variable rate loan that accrues interest at a rate of interest based on LIBOR rate or the reference rate. The Reference Rate is calculated as the greatest of (i) 2.0% per annum, (ii) fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding business day by the Federal Reserve Bank of New York, plus 0.50% per annum, (iii) the LIBOR Rate plus 1.0% per annum, or (iv) the interest rate last quoted by the Wall Street Journal as the “prime rate” or, if unavailable, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate. The LIBOR Rate is calculated as the greater of (i) LIBOR rate divided by 100% minus a reserve percentage or (ii) 1.0% per annum. The applicable margin is 9.0% per annum if the Company chooses the Reference Rate and is 10% per annum if the Company chooses the LIBOR Rate. As of September 30, 2021, the calculated interest rate is 14.9%. In connection with Closing, the Company repaid the Blue Torch Loan in full.

Based upon our interest rates as of September 30, 2021, a one percent (1%) increase subject to the floor in interest rates in our variable rate indebtedness would result in approximately $0.2 million in additional annual interest expense for each respective period.

Inflation Risk

The Company does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

The Company is exposed to foreign currency risk due to operations conducted in Canada and the United Kingdom. The Company does not believe that changes in foreign currency has had, or currently has, a material effect on its business.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. Enjoy has elected to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.